Exhibit 21

SUBSIDIARY LIST

Name of Subsidiary	State of Incorporation
Oglebay Norton Engineered Materials, Inc.	Ohio
Oglebay Norton Industrial Sands, Inc.	California
Oglebay Norton Management Company	Ohio
Oglebay Norton Marine Management Company, L.L.C.	Delaware
Oglebay Norton Marine Services Company, L.L.C.	Delaware
Oglebay Norton Minerals, Inc.	Delaware
Oglebay Norton Specialty Minerals, Inc.	Ohio
Oglebay Norton Terminals, Inc. d/b/a/ Cleveland Bulk Terminal	Ohio
ON Coast Petroleum Company	Texas
ON Marine Services Company	Delaware
ONCO Investment Company	Delaware
ONCO WVA, Inc.	West Virginia
ONTEX, Inc.	Delaware
Saginaw Mining Company	Ohio
Texas Mining, LP	Delaware
Global Stone Corporation	Ohio
Global Stone Chemstone Company	Delaware
Global Stone Filler Products Company	Delaware
Global Stone James River, Inc.	Delaware
Global Stone Management Company	Georgia
Global Stone Oakville Ltd.	Canada
Global Stone PenRoc, LP	Pennsylvania
Global Stone Portage, LLC	Indiana
Global Stone St. Clair Inc.	Delaware
Global Stone Tenn Luttrell Company	Delaware
GS PC Inc.	Delaware
Michigan Limestone Operations, Inc.	Michigan
Erie Sand and Gravel Company, Inc.	Pennsylvania
Erie Navigation Company, Inc.	Pennsylvania
Erie Steamship Company, Inc	Delaware
S&J Trucking, Inc.	Pennsylvania
Serv-All Concrete, Inc.	Pennsylvania
Mountfort Terminal, Ltd.	Pennsylvania